Exhibit 99.1

Embrex Reports First-Quarter 2006 Financial Results

          RESEARCH TRIANGLE PARK, N.C., May 8 /PRNewswire-FirstCall/ -- Embrex(R), Inc., The In Ovo Company(R), (Nasdaq: EMBX) announces financial results for the first-quarter ended March 31, 2006.

Highlights
-	First-quarter 2006 total revenues up 3%, or $0.4 million, over the same period in 2005
-	Recurring device lease fees for first-quarter 2006 increase 4% over first-quarter 2005
-	First-quarter 2006 operating profit of $1.0 million includes $0.5 million severance expense and $0.2 million additional equity compensation expense
-	Recognition of $0.4 million deferred tax asset reduced first-quarter 2006 income tax expense
-	In April, USDA granted product and manufacturing facility licenses to produce and sell Inovocox(TM), in ovo coccidiosis vaccine

Financial Summary Table
Embrex, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)

	Three Months Ended March 31, (unaudited)

	2006	2005

Revenues	$13,203	$12,763
Cost of revenues	5,357	5,493
Gross profit	7,846	7,270
Operating expenses	7,012	6,304
Other income	138	143
Income before income taxes	972	1,109
Income tax expense	63	499
Net income	$909	$610
Net income per share of
Common Stock:
Basic	$0.11	$0.08
Diluted	$0.11	$0.07
No. of shares used in per share calculation:
Basic	8,178	7,935
Diluted	8,464	8,255

          Results for First-Quarter 2006

          For the quarter ended March 31, 2006, consolidated revenues were $13.2 million, a 3% increase compared to consolidated revenues of $12.8 million for the first quarter of 2005.

          Product sales remained unchanged at $0.7 million for both first-quarter 2006 and 2005.  First-quarter 2006 recurring device lease fees, a component of device revenues, generated 4%, or $0.4 million, more revenue than first- quarter of 2005. These recurring fees generally contribute more than 90% to device revenues. Device sales remained essentially unchanged for both first quarter 2005 and 2006.  Device sales are another component of device revenues and are sporadic in nature.  Device revenues totaled $12.3 million for the first-quarter of 2006 compared to $11.9 million for the same period in 2005, representing a 3% increase year over year.

          First-quarter 2006 gross profit was $7.8 million, up $0.6 million compared to the same period a year ago. This is primarily due to certain sales and marketing expenses that were previously allocated to cost of revenue in 2005 having been retained in sales and marketing expenses in 2006 as described below.

          Operating expenses increased $0.7 million, or 11%, to $7.0 million in the first-quarter of 2006 compared to $6.3 million during the same period in 2005.

          The increase was due to higher expenses in Sales & Marketing and General & Administrative (“G&A”) expenses, which were partially offset by lower Research & Development (“R&D”) expenses.  Included in the departmental expenses below are severance expense of $0.5 million and additional equity compensation expense of nearly $0.2 million in accordance with SFAS 123(R) that were incurred in the first quarter of 2006.

          G&A expenses increased by $0.3 million to $2.9 million, or 12%, for the first quarter of 2006 compared to the same period of 2005.  This increase is mainly attributable to increases in staff-related and third-party expenses to support business growth in Latin America, increased expenses related to the start-up of Embrex Poultry Health, severance expense of $0.1 million incurred in the first quarter of 2006, and additional equity compensation expense of $0.1 million.

          Sales & Marketing expenses were $1.6 million during first quarter 2006, an increase of 67% or $0.6 million over the same period in 2005.  This is primarily due to certain sales and marketing expenses that were previously allocated to cost of revenue in 2005 having been retained in sales and marketing expenses in 2006 because such expenses are now primarily related to the support of the Company’s installed product base rather than the sale of the Company’s products.  The increase is also related to growth of the marketing group to assist with expansion in Latin American operations, pre- launch activities of Inovocox(TM), the continued support of existing products and severance expense of $0.1 million incurred in first-quarter 2006.

          Research & Development (“R&D”) expenses decreased $0.3 million or 10% in comparison to first quarter 2005 expenses. This decrease is due to Embrex Poultry Health expenses being shifted from manufacturing functions to the sales and marketing group in support of pre-launch activities of Inovocox(TM) vaccine, suspension of the Gender Sort project in third quarter 2005, and offset by severance expense of $0.3 million incurred in the first quarter of 2006.

          Income taxes were $499 thousand in first quarter 2005 compared to $63 thousand in first quarter 2006.  The reported tax rate for first quarter 2006 was 6.5%, compared to 45% for the same period in 2005. In the first quarter of 2006, withholding taxes were $125 thousand, and U.S. and non-U.S. income taxes provided a credit of $62 thousand. In the first quarter of 2005, withholding taxes amounted to $187 thousand, and U.S. and non-U.S. income taxes were $312 thousand.  First-quarter 2006 income tax expense decreased in comparison to first-quarter 2005 mainly because the company filed an election to change the U.S. tax classification of one of its subsidiaries during the first quarter of 2006.  As a result of this election, an adjustment was recorded that significantly increased the deferred tax asset and reduced the provision for income taxes.  The tax benefit related to this adjustment was approximately $410 thousand and was recorded as a discrete benefit in the first quarter 2006.

          Consolidated net income was $0.9 million for first-quarter 2006, a 49% increase over first-quarter 2005 net income of $0.6 million.  Diluted earnings per share were $0.11 for the first quarter of 2006 compared to $0.07 for the same period a year ago.  Diluted net income per common share was based on 8.5 million and 8.3 million shares outstanding for first-quarter 2006 and 2005, respectively.

          Embrex uses earnings before interest, taxes, depreciation and amortization (EBITDA) as an additional performance measure. Embrex believes that EBITDA, which is a non-GAAP financial measure, provides investors with supplemental information about its financial performance.  In accordance with the Securities and Exchange Commission’s Regulation G, the Company has provided a reconciliation of EBITDA to GAAP net income, following the financial statements below.  EBITDA remained unchanged at $2.7 million for both first- quarter 2006 and 2005.

          At March 31, 2006, the Company’s cash and cash equivalents balances totaled $1.8 million compared to $3.2 million at March 31, 2005. During first- quarter 2006, $3.2 million of cash flow was generated by operating activities. Of this, $0.9 million was generated by net income, $1.7 million was related to depreciation and amortization, and $0.2 million was provided by non-cash equity-compensation charges.  The balance was primarily a result of reductions in working capital and a change in the deferred tax asset.  Cash from operations was invested in $3.9 million of capital expenditures, of which $2.6 million or approximately 67% was used to acquire revenue generating devices, such as Inovoject(R) and Egg Remover(R) systems.  Approximately $0.4 million was invested in Embrex Poultry Health equipment, another $0.4 million was invested in patents, and the remainder was invested in other capital items. Approximately $0.2 million was provided from the issuance of Common Stock related to the exercise of stock options and purchases under the Employee Stock Purchase Plan.  The Company also recognized a $0.1 million income tax benefit due to the recognition of equity-based compensation under SFAS 123(R). Repayments of long-term debt used to fund most of the Inovocox(TM) manufacturing facility consumed $0.1 million.  Consequently, the Company consumed $0.5 million of cash during first quarter 2006.

          “Because of the impact outbreaks of avian influenza have had on poultry consumption in a number of countries around the world, the first quarter of 2006 has been an extremely difficult one for the poultry industry both in the U.S. because of exports, and overseas.  In spite of this, we were able to grow recurring device revenue by 4% year over year even as injections decreased, primarily in Europe,” said Randall L. Marcuson, President and Chief Executive Officer.  “When we look at operating profit and realize it included nearly $0.7 million of severance expenses and equity compensation expense in compliance with new accounting standards relating to SFAS 123(R), it speaks to our focus on cost and expense reduction efforts.  Anticipating licensure of Inovocox(TM), which we were very pleased to receive in April, we continued to build our marketing effort in the first quarter as well.”

          Added Marcuson: “For the balance of 2006, given the uncertainty facing the industry around avian influenza, we are reluctant to provide any guidance concerning our performance, but we will continue focusing on cost and expense containment, demonstrating Inovocox(TM) to producers in the U.S., and pushing forward, internationally, especially in Brazil and Mexico.”

          Conference Call Info

          Embrex’s management, led by Mr. Marcuson, will discuss first-quarter financial results in a conference call on Tuesday, May 9 at 11:00 AM EDT. To join the conference call, dial (800) 446-9604 (domestic and Canada), or (706) 643-5312 (international), identify Randall Marcuson (or Don Seaquist) as the conference leader, and if asked, provide conference identification number 8361365.

          The live conference call will be publicly available online at www.embrex.com. Click the Investor Info button and then on the Live Webcast icon.  A telephone replay will be available from approximately 2 p.m. EDT May 9 to midnight EDT May 23 by dialing (800) 642-1687 (domestic and Canada), or (706) 645-9291 (international), conference ID 8361365.  A replay of the call can also be accessed via the company’s website using the same instructions as above for the live webcast.

          About Embrex

          Embrex(R), Inc., The In Ovo Company(R), headquartered in Research Triangle Park, NC, is an international agricultural biotechnology company engaged in the development of innovative in ovo (in the egg) solutions that meet the needs of today’s global poultry industry. The company’s unique integration of several scientific and engineering disciplines enables it to be the leading provider of in ovo, value-added solutions with its automated injection and detection devices as well as its select vaccines.  For additional information, visit the company web site at www.embrex.com.

          The tables attached to this release are an integral part of this release. This release contains forward-looking statements, including statements with respect to future financial results, products, services, and markets.

          These statements involve risks and uncertainties that could cause actual results to differ materially. Risks include without limitation the degree of growth in the poultry industry in the U.S. and globally, competition arising in the United States and elsewhere, possible decreases in production by our customers, avian disease outbreaks in Embrex’s markets, market acceptance and cost of expansion in new geographic markets and with new products, such as Newplex(TM) and Inovocox(TM), and the ability of Embrex’s contract manufacturers to support such products.  Additional risks include the Company’s ability to penetrate new markets and the degree of market acceptance of new products, the complete commercial development of potential future products on a cost effective basis, including Inovocox(TM), the availability of adequate supplies, and the ability to obtain regulatory approval of products. Such approval is dependent upon a number of factors, such as results of trials, the discretion of regulatory officials, and potential changes in regulations. Additional information on these risks and other factors, which could affect the Company’s financial results, is included in the Company’s Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission.

          Embrex(R), Bursaplex(R), Newplex(TM), Inovoject(R), Inovocox(TM), Inovometrix(TM), Egg Remover(R), Vaccine Saver(R), and The In Ovo Company(R) are trademarks of Embrex, Inc.

Financial Tables Follow

          Please see Embrex’s Form 10-Q filed with the SEC for detailed GAAP financial statements.

Consolidated Statement of Operations
(In thousands except per share amounts)

	Three Months Ended March 31, (unaudited)

	2006	2005

Revenues
Device revenues	$12,260	$11,922
Product sales	672	699
Other revenues	271	142
Total revenues	13,203	12,763
Cost of device revenues and product sales	5,357	5,493
Gross profit	7,846	7,270
Operating expenses:
General & administrative	2,889	2,574
Sales & marketing	1,635	979
Research & development	2,488	2,751
Total operating expenses	7,012	6,304
Operating income	834	966
Other income (expense)
Interest income	65	22
Interest expense	(3)	(6)
Other income	76	127
Total other income	138	143
Income before income tax expense	972	1,109
Income tax expense	63	499
Net income	$909	$610
Net income per share of Common Stock:
Basic	$0.11	$0.08
Diluted	$0.11	$0.07
No. of shares used in per share calculation:
Basic	8,178	7,935
Diluted	8,464	8,255
EBITDA	$2,719	$2,659

GAAP Reconciliation of Net Income to EBITDA
(In thousands)

	Three Months Ended March 31, (unaudited)

	2006	2005

Net income	$909	$610
Add back:
Depreciation and amortization	1,744	1,544
Interest expense	3	6
Income tax expense	63	499
EBITDA	$2,719	$2,659

Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2006	December 31, 2005

	(unaudited)
ASSETS
Current assets	$17,122	$17,329
Non-current assets	52,491	50,145
Total assets	$69,613	$67,474
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$7,211	$6,883
Non-current liabilities	8,115	8,144
Shareholders’ equity	54,287	52,447
Total liabilities and shareholders’ equity	$69,613	$67,474

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended March 31, (unaudited)

	2006	2005

Net cash provided by operating activities	$3,196	$310
Net cash used in investing activities	(3,873)	(3,008)
Net cash provided by financing activities	202	1,542
Decrease in cash and cash equivalents	(475)	(1,156)
Currency translation adjustments	325	(67)
Cash and cash equivalents at beginning of period	1,975	4,469
Cash and cash equivalents at end of period	$1,825	$3,246

CONTACT:  Don Seaquist,
                      Vice President, Finance & Administration
                       (919) 941-5185

SOURCE  Embrex, Inc.
          -0-                                                   05/08/2006
          /CONTACT:  Don Seaquist, Vice President, Finance & Administration of
Embrex, Inc., +1-919-941-5185/
          /Web site:  http://www.embrex.com/